Banco Santander (Brasil) S.A.
Avenida Presidente Juscelino Kubitschek, 2,041 and 2,235 – Bloco A
Vila Olímpia, São Paulo, SP 04543-011
Federative Republic of Brazil

February 28, 2023

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Notice of disclosure filed in Annual Report on Form 20-F under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Banco Santander (Brasil) S.A. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2022, which was filed with the U.S. Securities and Exchange Commission on February 28, 2023. This disclosure can be found on page 130 of the Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

Banco Santander (Brasil) S.A.
By:	/s/ Mario Roberto Opice Leão
	Name:	Mario Roberto Opice Leão
	Title:	Chief Executive Officer